Exhibit 5.1


                             Francis D. Parisi, Esq.
                                  202 Broadway
                              Providence, RI 02903
                             (401) 941-7800 (office)
                              (401) 831-8387 (fax)
                           franparisi@aol.com (e-mail)



                                                               October 23, 2003



ICOA, Inc.
111 Airport Road
Warwick, Rhode Island 02889


RE:      ICOA, Inc.

Dear Sir or Madam:

         I have acted as counsel to ICOA, Inc., a Nevada corporation (the "Company"), in connection with its filing of a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to an offering of up to 10,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), pursuant to the ICOA, Inc. 2003 Stock Compensation Plan (the "Plan").

         In my capacity as counsel to the Company, I have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation, as amended, (ii) By-laws, as amended and (iii) resolutions of the Company's board of directors relating to the Plan. I have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates of officers or other representatives of the Company.




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         Finally, I am counsel admitted to practice only in the State of Rhode
Island, and I express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York and the United States of America.

         Based upon and subject to the foregoing, I am of the opinion that the shares of the Company's Common Stock to be issued pursuant to the Plan, when issued pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable.

         I hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-B promulgated under the Act.



                                                   Very truly yours,


                                                    /s/ Francis D. Parisi
                                                        Francis D. Parisi, Esq.